Exhibit 99.1

NEWS RELEASE

Investor Contact: Janet L. Ford, Investor Relations Director janet.ford@associatedbank.com 414-278-1890
Media Contact: Autumn Latimore, Public Relations Director autumn.latimore@associatedbank.com 414-278-1860

Associated Banc-Corp Adds Robert A. Jeffe to Board of Directors
GREEN BAY, Wis. — February 22, 2011 — Associated Banc-Corp has appointed Robert A. Jeffe to its Board of Directors, announced Chairman, William R. Hutchinson. Through January 2011, Jeffe served as Chairman of the Corporate Advisory Group in the Americas of Deutsche Bank Securities, Inc. and as a member of its Global Client Executive Committee.
“Bob Jeffe is an outstanding addition to our Board of Directors,” said Hutchinson. “His extensive experience in the capital markets and his relationships on Wall Street will be invaluable in the successful execution of Associated’s growth strategy.”
Prior to joining Deutsche Bank, Jeffe served as Senior Vice President of Corporate Business Development at GE and as a member of GE Capital’s Board of Directors. He has more than 35 years of investment banking experience including positions with Morgan Stanley, Credit Suisse and Smith Barney (now Citigroup). At these three firms, he served as Managing Director, Head of the Global Energy, Power and Natural Resources Group, and a member of the Investment Banking Management Committee. In addition, at Morgan Stanley, he served as Co-Head of Global Corporate Finance. Jeffe holds an MBA from Stanford University Graduate School of Business and a bachelor’s degree in economics from Dartmouth College.
Jeffe will begin his term immediately. He will stand for election at the company’s annual meeting of shareholders in April 2011. All Associated Banc-Corp directors are elected annually. Jeffe will also serve on the Associated Bank, N.A. Board of Directors and the Associated Trust Company, N.A. Board of Directors.
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Associated Adds Jeffe to Board of Directors

About Associated Banc-Corp
Associated Banc-Corp (NASDAQ: ASBC) has total assets of $22 billion and is one of the top 50 financial services holding companies operating in the United States. Headquartered in Green Bay, Wis., Associated has 280 banking locations serving more than 150 communities in Wisconsin, Illinois and Minnesota. The company offers a full range of banking services and other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.
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